Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 26, 2021 relating to the financial statements of Yelp Inc. and the effectiveness of Yelp Inc.’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Yelp Inc. and subsidiaries for the year ended December 31, 2020.

/S/ DELOITTE & TOUCHE LLP
San Francisco, CA
February 26, 2021